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                                                                    Exhibit 23.2
                                                                    ------------

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 1992 Stock Plan, 1995 Stock Plan, 1999 Equity Incentive Plan, 1999 Employee Stock Purchase Plan and 1999 Non-Employee Directors Option Plan and Options Granted Pursuant to Written Compensation Agreements of InterTrust Technologies Corporation of our report dated February 19, 1999, except for Note 6, as to which the date is May 5, 1999, with respect to the financial statements of InterTrust Technologies Corporation included in its Registration Statement on Form S-1, filed with the Securities and Exchange Commission.


Palo Alto, California                           /s/ Ernst & Young LLP
November 1, 1999